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                                   EXHIBIT 21


                      LIST OF SUBSIDIARIES OF THE COMPANY

Name of Subsidiary                      Jurisdiction of Incorporation
------------------                      -----------------------------
Nor Industries, Inc.                    Delaware
The Scitech Group, Inc.                 Delaware
Green Globe Industries, Inc.            New Jersey

All subsidiaries are 100% owned.